EXHIBIT 99.2
MINRAD International, Inc. Announces Reduction in Workforce
Thursday November 20, 3:54 pm ET
ORCHARD PARK, N.Y., Nov. 20 /PRNewswire-FirstCall/ — MINRAD International, Inc. (Amex: BUF - News), announced effective today it will reduce its workforce by approximately 35% or 50 positions.
Dave DiGiacinto, President and Chief Operating Officer, said, “We have taken this difficult, but necessary action to reduce our cost structure to conserve our cash in response to our current adverse financial condition as we discussed in our recently announced third quarter 2008 financial results on November 14, 2008. We appreciate the dedication and past efforts of those employees affected by today’s announcement and thank them for their contributions.”
This reduction in workforce will affect positions in company locations including Pennsylvania, New York and other geographies.

Contact:	Charles R. Trego, Jr., Executive Vice President & Chief Financial Officer ctrego@minrad.com (716) 855-1068 www.minrad.com
About the Company
The Company is an interventional pain management company with three focus areas: (1) anesthesia and analgesia, (2) real-time image guidance, and (3) conscious sedation. The Company’s products are sold throughout the world. The anesthesia and analgesia business currently manufactures and sells generic inhalation anesthetics that are used for human and veterinary surgical procedures. The Company manufactures patented real-time image guidance technologies that facilitate minimally invasive surgery. The SabreSource(TM) system and the accompanying Light Sabre(TM) disposable products have broad applications in orthopedics, neurosurgery, interventional radiology and anesthesia. They enable improved accuracy and reduced radiation in interventional procedures and support the transfer of these procedures to the outpatient setting. The Company is in the process of developing a drug /drug delivery system for the use of halogenated ethers as inhalation analgesics for conscious sedation.
Forward-Looking Statements
The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Factors that may cause actual results to differ materially from those expressed or implied by its forward-looking statements include, but are not limited to, MINRAD International’s limited operating history and business development associated with being a growth stage company; its dependence on key personnel; its need to attract and retain technical and managerial personnel; its ability to execute its business strategy; the intense competition it faces; its ability to protect its intellectual property and proprietary technologies; its exposure to product liability claims resulting from the use of its products; general economic and capital market conditions; financial conditions of its customers and their perception of its financial condition relative to that of its competitors; as well as those risks described under the heading “Risk Factors” of MINRAD International’s Form 10-KSB/A, filed with the Securities and Exchange Commission on April 21, 2008. Although MINRAD International, Inc. believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.
Source: MINRAD International, Inc.